Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-1 of our report, which includes an explanatory paragraph related to Oragenics, Inc.’s ability to continue as a going concern, dated February 16, 2018, with respect to our audits of the financial statements of Oragenics, Inc. as of December 31, 2017 and 2016, and for each of the two years ended December 31, 2017 and 2016 which report is included in the annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Clearwater, Florida

July 6, 2018